Exhibit 15.1

August 2, 2022
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated August 5, 2021 on our review of the interim statements of operations, of changes in net assets and of cash flows of Apollo Investment Corporation for the three-month period ended June 30 2021, including the related notes of Apollo Investment Corporation, which appears in this Quarterly Report on Form 10-Q, is incorporated by reference in the Registration Statement on Form N-2 (No.333-238518) of Apollo Investment Corporation.
Very truly yours,
/s/PricewaterhouseCoopers LLP
New York, New York